Exhibit 23.2(ii)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Total Identity Corp.
Rochester, NY

We consent to the incorporation by reference in the registration statement (No. 333-_____) on Form S-8 pertaining to the 2004 Equity Compensation Plan of Total Identity Corp. of our report dated May 23, 2003 relating to the statements of operations, stockholders’ deficit and cash flows for the year ended December 29, 2002, of TMI Holdings, Inc., which is included in the December 31, 2003 Annual Report on Form 10-KSB of Total Identity Corp.

/s/ Berkowitz Dick Pollack & Brant LLP

Miami, Florida
February 11, 2004